Exhibit 99.1
ENNIS INITIATES STOCK REPURCHASE PROGRAM
Midlothian, Texas — October 21, 2008 — Ennis, Inc. (NYSE: EBF) announced today that the Board of Directors have approved a $5 million stock repurchase program to acquire shares of the company’s common stock.
Mr. Keith Walters, Chairman, President and Chief Executive Officer of the Company, stated, “the decision to implement a stock repurchase program reflects the confidence of both management and our board in the company’s continued business strength. We believe that the purchase of our shares, given the current price at which the common stock is trading, relative to the Company’s earnings per share and book value per share, is a solid investment in the company and will add to shareholder value.”
Mr. Walters also noted that the transition of the new management team at Alstyle Apparel is going well. Irshad Ahmad is leading the new management team in Anaheim and customers have embraced the new team. Tee-Shirts sell well in this type of economy as people look for value in garments when economic times are tough!
Under the board-approved repurchase program, share purchases may be made from time to time in the open market or through privately negotiated transactions depending on market conditions, share price, trading volume and other factors, and such purchases, if any, will be made in accordance with applicable insider trading and other securities laws and regulations. These repurchases may be commenced or suspended at any time or from time to time without prior notice.
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com